Exhibit 11



INDEPENDENT AUDITORS' CONSENT

To the Board of Trustees of The Nottingham Investment Trust II and Shareholders of Investek Fixed Income Trust:


We consent to the incorporation by reference in this Post-Effective Amendment No. 39 to Registration Statement No. 33-37458 of Investek Fixed Income Trust (a Series of The Nottingham Investment Trust II) of our report dated April 23, 1999, appearing in the Annual Report for the year ended March 31, 1999, and to the reference to us under the heading "Financial Highlights" in the Prospectus, which is part of such Registration Statement.




/s/ Deloitte & Touche LLP

Pittsburgh, Pennsylvania
May 27, 1999